Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-150026 on Form N-14 of BlackRock FundsSM of our report dated May 21, 2007, relating to the financial statements and financial highlights of BlackRock Global Technology Fund, Inc., renamed BlackRock Technology Fund, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2007, and to the references to us under the headings “Other Service Providers — Independent Registered Public Accounting Firm” and “Representations and Warranties — Representations of Technology Fund,” in the Combined Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Princeton, New Jersey
May 9, 2008